Exhibit 99.2

FOR IMMEDIATE RELEASE February 7, 2006	NEWS OTCBB: LFLT
DR. LARRY GOLD JOINS LIFELINE THERAPEUTICS, INC.
SCIENTIFIC ADVISORY BOARD
DENVER, Colorado — Lifeline Therapeutics, Inc. (“Lifeline” or the “Company”) (OTCBB: LFLT), maker of Protandim®, announced today that Larry Gold, Ph.D., has joined its Scientific Advisory Board.
Dr. Larry Gold is the founder, CEO, Chairman of the Board, and Chief Science Officer of SomaLogic, Inc., a leading clinical proteomics company. Prior to founding SomaLogic, Dr. Gold founded NeXagen, Inc., which later became NeXstar Pharmaceuticals, Inc. In 1999, NeXstar merged with Gilead Sciences, Inc. to form a global organization committed to the discovery, development and commercialization of novel products that treat infectious diseases.
During nearly 10 years at NeXstar, Dr. Gold held numerous executive positions including Chairman of the Board, Executive Vice President of research and development, and Chief Scientific Officer. Before forming NeXagen, he founded Synergen, Inc., a pioneering biotechnology company later acquired by Amgen, Inc., and served as Co-Director of Research.
“Dr. Gold’s stellar experience and many achievements in molecular, cellular and developmental biology will be an outstanding addition to Lifeline’s Scientific Advisory Board. We are very excited about the contributions he will make to our science and technology”, said Stephen K. Onody, Chief Executive Officer of Lifeline.
Joe McCord, Ph.D., Director of Science for Lifeline, stated “Dr. Gold brings a wealth of experience and accomplishments that bridge the academic and business worlds. His expertise will be an invaluable asset for the Company”.
Dr. Gold commented, “For several years, I have believed that proper nutrition would contribute to wellness, and that proper nutrition would be based on significant biochemical and medical evidence. I am hopeful that Protandim will become such a nutritional component.”
In addition to serving as a scientific advisor for Lifeline, Dr. Gold serves on the boards of directors of CompleGen, Microphage, Inc, and BioForce Nanosciences, as well as on the scientific advisory boards of Archemix and Nuevolution.
Since 1970, Dr. Gold has been a professor at the University of Colorado at Boulder (CU). While at the university, he served as the Chairman of the Molecular, Cellular and Developmental Biology Department from 1988 to 1992.
During his prestigious career, Dr. Gold has received many citations, including the CU Distinguished Lectureship Award, the National Institutes of Health Merit Award, the Career Development Award, and the Chiron Prize for Biotechnology. In addition, Dr. Gold has been a member of the American Academy of Arts and Sciences since 1993 and the National Academy of Sciences since 1995.

About Lifeline Therapeutics
Lifeline Therapeutics, Inc. markets Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Lifeline Therapeutics is committed to helping people achieve health and wellness ... for life. For more information, please visit the Protandim® product website at http://www.protandim.com.
Oxidative stress (cell damage caused by free radicals) occurs as a person ages or is subjected to stresses such as certain illnesses. TBARS are harmful, reactive substances that indicate the level of oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, and the age-related increase in TBARS was eliminated. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural activity of antioxidant enzymes.
Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.
CONTACT:

Lifeline Therapeutics Inc
Stephen K. Onody, CEO	Telephone:	720-488-1711
Gerald J. Houston, CFO	Fax:	303-565-8700